EXHIBIT 15.01

April 20, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C., USA
20549-7561

Dear Sirs/Madams:

We have read Item 16F of Gerdau S.A.’s Form 20-F dated April 20, 2012, and have the following comments:

1.          We agree with the statements made in the first, second and third paragraphs.

2.          We have no basis on which to agree or disagree with the statements made in the fourth paragraph.

Yours truly,

/s/ Deloitte Touche Tohmatsu Auditores Independentes